EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT


Equilease Financial Services, Inc., an Oregon corporation

Radiant Systems International, Inc., a Georgia corporation

Radiant Systems Central Europe, Inc., a Georgia corporation

Radiant Automotive, Inc., a Georgia corporation